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                                   EXHIBIT 99


        DEARBORN, Mich., June 23, 1998-- CMS Energy Corporation (NYSE:CMS) today announced that its oil and gas exploration and production subsidiary, CMS NOMECO Oil & Gas Company, has elected to change from full cost accounting to the more conservative successful efforts method, effective January 1, 1998. The change will conform CMS NOMECO's accounting practices to those of most comparable companies in the industry and the method preferred by the Securities and Exchange Commission and Financial Accounting Standards.

        As a result of the change, CMS Energy Corporation will record a one-time non-cash reduction of Shareholders' equity on the balance sheet of about $175 million, after tax. The change is expected to have a positive impact on the company's 1998 earnings.

        This change will help reduce the variability of CMS NOMECO's future earnings caused by temporary downward swings in oil markets by eliminating potential future "ceiling test" write-downs and will materially reduce CMS NOMECO's depreciation, depletion and amortization expense in future periods. This change will also improve quality of earnings and present a balance sheet which more accurately reflects the value of CMS NOMECO's reserves.

        As a result of the change, CMS Energy Corporation financial statements for prior years will be retroactively restated as if CMS NOMECO had always used the successful efforts method, which requires that costs associated with unsuccessful exploratory drilling efforts be expensed as incurred, rather than capitalized. The $175 million one-time reduction in equity represents the sum of changes to prior years' earnings.

          CMS Energy Corporation is a $5 billion (sales), $10 billion (assets) international energy company operating throughout the U.S. and in 18 countries around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines and storage; oil and gas exploration and production; and energy marketing, services and trading. CMS


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Energy Corporation's principal subsidiary is Consumers Energy, Michigan's largest utility and America's fourth largest combination gas and electric utility.
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Information on CMS Energy is accessible on the Internet through the World Wide
Web at the following address: http://www.cmsenergy.com/